                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                             ----------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported):        April 28, 2000
-----------------------------------------------

                             i2 Technologies, Inc.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



75-2294945                          Delaware                           000-28030
-------------              ----------------------------             ------------

(IRS Employer              (State or Other Jurisdiction             (Commission
Identification No.)           of Incorporation)                     File Number)


One i2 Place, 11701 Luna Rd, Dallas, Texas                             75234
----------------------------------------------------               -------------
      (Address of Principal Executive Offices)                      (Zip Code)


Company's telephone number, including area code:  (469) 357-1000
                                                  --------------


--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of March 12, 2000, by and among i2 Technologies, Inc. ("i2"), Starfish Merger Corp, a Delaware corporation and wholly owned subsidiary of i2 ("Starfish"), and SupplyBase, Inc., a Delaware corporation ("SupplyBase"), Starfish merged with and into SupplyBase, and SupplyBase became a wholly owned subsidiary of i2, effective April 28, 2000 (the "Merger").

           In connection with the Merger, each share of SupplyBase common stock outstanding immediately prior to the consummation of the Merger was converted into the right to receive .10906 shares of i2 common stock (the "Exchange Ratio") and i2 assumed SupplyBase's outstanding stock options and warrants based on the Exchange Ratio, issuing approximately 1.8 million shares of i2 common stock and assuming options and warrants to acquire approximately 12,000 shares of i2 common stock. Approximately 181,000 shares of i2 common stock were placed in escrow for a period of approximately 12 months in order to secure certain indemnification obligations of SupplyBase stockholders pursuant to the Merger Agreement. The amount of the consideration in the Merger was determined based upon arm's-length negotiations between i2 and SupplyBase. The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and will be accounted for using the purchase method of accounting. After giving effect to the issuance of shares in connection with the Merger, i2 has approximately 159,621,725 shares of i2 common stock outstanding, as of May 10, 2000.

             The acquisition by i2 of shares of SupplyBase common stock pursuant to the Merger Agreement is deemed the indirect acquisition of the assets of SupplyBase represented thereby, including SupplyBase's plant, equipment and other physical property. SupplyBase utilizes such assets in the conduct of its business as a provider of Web-based product design and sourcing of custom parts and assemblies. i2 intends to continue such business and will continue to utilize such assets in the conduct of its business as a leading provider of intelligent eBusiness solutions.

           Immediately prior to the Merger, all of the issued and outstanding shares of capital stock of SupplyBase were owned by the stockholders of SupplyBase. i2 is not aware of any pre-existing material relationship between such stockholders and i2, or between such stockholders and i2's affiliates, directors or officers, or any associate of any such director or officer.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Business Acquired.

         (b)      Pro Forma Financial Information.

         (c) Financial Statements of Registrant's December 31, 1999 10-K incorporated by reference.


         (d)      Exhibits.

                  2.1      -   Agreement and Plan of Reorganization,
                               dated March 12, 2000, by and among i2
                               Technologies, Inc., Starfish Merger Corp., and SupplyBase, Inc.

                  23.1     -   Consent of Arthur Andersen LLP with
                               respect to the Registrant's financial
                               statements

                  23.2     -   Consent of KPMG LLP with respect to
                               SupplyBase's financial statements

                  99.1     -   Press Release of i2 dated May 3, 2000
                               (announcing the completion of the Merger)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 12, 2000

                                       i2 TECHNOLOGIES, INC.



                                       By: /s/ WILLIAM M. BEECHER
                                           -------------------------------
                                               William M. Beecher
                                               Executive Vice President and
                                               Chief Financial Officer

                                SUPPLYBASE, INC.

                              Financial Statements

                           December 31, 1998 and 1999

                  (With Independent Auditors' Report Thereon)

                                SUPPLYBASE, INC.

                               TABLE OF CONTENTS


                                                                                                       PAGE
                                                                                                       ----

Independent Auditors' Report                                                                            F-1

Balance Sheets as of December 31, 1998 and 1999                                                         F-2

Statements of Operations for the years ended December 31, 1997, 1998 and 1999                           F-3

Statements of Stockholders' Deficit for the years ended December 31, 1997, 1998 and 1999                F-4

Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999                           F-5

Notes to Financial Statements                                                                           F-6

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
SupplyBase, Inc.:


We have audited the accompanying balance sheets of SupplyBase, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has incurred net losses and negative operating cash flows since inception that raise substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon management's ability to obtain additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                  /s/ KPMG LLP


San Francisco, California
March 24, 2000

                                SUPPLYBASE, INC.

                                 Balance Sheets

                           December 31, 1998 and 1999



                                                                                      1998              1999
                                                                                   -----------      ------------

                                     ASSETS

Current assets:
     Cash and cash equivalents                                                     $   676,778         2,642,021
     Accounts receivable, net of reserves of $0 and $47,494 as of                       86,082            81,586
        December 31, 1998 and 1999, respectively
     Other current assets                                                                   --            82,213
                                                                                   -----------       -----------
                 Total current assets                                                  762,860         2,805,820

Property and equipment, net                                                             64,400           484,905
Other assets                                                                                25             1,029
                                                                                   -----------       -----------
                                                                                   $   827,285         3,291,754
                                                                                   ===========       ===========

                   LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable                                                              $    64,478           217,900
     Accrued liabilities                                                                42,704           328,089
     Deferred revenue                                                                  106,958           487,625
     Line of credit and capital lease payable                                          221,032           295,462
                                                                                   -----------       -----------
                 Total current liabilities                                             435,172         1,329,076
                                                                                   -----------       -----------

Long-term liabilities                                                                       --           176,979

Commitments

Series B redeemable preferred stock, $0.001 par value, 3,076,461 shares authorized, 2,963,830 shares issued and
     outstanding in 1998 and 1999; $4,875,500 liquidation preference                 1,377,347         1,380,398

Series C redeemable preferred stock, $0.001 par value, 5,500,000 shares authorized, 4,676,667 shares issued and
     outstanding in 1999; $24,552,501 liquidation preference                                --         6,988,196

Stockholders' deficit:
     Series A preferred stock, $0.001 par value, 4,289,496 shares authorized,
        4,289,496 shares issued and outstanding in 1998
        and 1999; $3,217,122 liquidation preference                                      4,289             4,289
     Common stock, $0.001 par value, 10,000,000 shares authorized,
        1,861,562 and 3,145,829 shares issued and outstanding
        in 1998 and 1999, respectively                                                   1,861             3,145
     Additional paid-in capital (capital deficit)                                      (19,373)       16,240,934
     Deferred stock-based compensation                                                      --       (13,662,097)
     Accumulated deficit                                                              (972,011)       (9,169,166)
                                                                                   -----------       -----------
                 Total stockholders' deficit                                          (985,234)       (6,582,895)
                                                                                   -----------       -----------
                                                                                   $   827,285         3,291,754
                                                                                   ===========       ===========


See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                            Statements of Operations

                  Years ended December 31, 1997, 1998 and 1999


                                                                1997          1998          1999
                                                             ----------    ----------    ----------
Revenues                                                     $   75,883       172,188       273,413

Cost of revenues                                                 16,611        47,478       115,748
                                                             ----------    ----------    ----------

Gross margin                                                     59,272       124,710       157,665

Operating expenses:
    Research and development                                     91,279       328,784     1,951,674
    Sales and marketing                                         168,134       223,738     2,783,773
    General and administrative                                  249,206       619,308     3,763,917
                                                             ----------    ----------    ----------

                Total operating expenses                        508,619     1,171,830     8,499,364
                                                             ----------    ----------    ----------

                Loss from operations                           (449,347)   (1,047,120)   (8,341,699)

Other (expense) income, net                                      (9,455)        6,109       150,804
                                                             ----------    ----------    ----------

                Net loss                                       (458,802)   (1,041,011)   (8,190,895)

Accretion on redeemable preferred stock                              --            --        (6,260)
                                                             ----------    ----------    ----------

                Net loss applicable to common stockholders   $ (458,802)   (1,041,011)   (8,197,155)
                                                             ==========    ==========    ==========

See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                       Statements of Stockholders' Deficit

                  Years ended December 31, 1997, 1998 and 1999



                                      MEMBER UNITS            SERIES A PREFERRED STOCK           COMMON STOCK
                               --------------------------    -------------------------    --------------------------
                                 SHARES         AMOUNT         SHARES        AMOUNT         SHARES         AMOUNT
                               ------------   -----------    -----------   -----------    -----------    -----------
Issuance of member units         1,072,374    $   304,642           --     $      --             --      $      --
Net loss                              --             --             --            --             --             --
                               -----------    -----------    -----------   -----------    -----------    -----------
Balances as of
    December 31, 1997            1,072,374        304,642           --            --             --             --

Conversion of member
    units to Series A
    preferred stock             (1,072,374)      (304,642)     4,289,496         4,289           --             --
Transfer of accumulated
    deficit to additional
    paid-in capital in
    connection with
    termination of S
    corporation status                --             --             --            --             --             --
Issuance of common
    stock to founders in
    exchange for services
    and accrued payroll
    obligations                       --             --             --            --          448,498            448
Issuance of common stock
    in exchange for services          --             --             --            --          457,854            458
Exercise of stock options             --             --             --            --          955,300            955
Net loss                              --             --             --            --             --             --
                               -----------    -----------    -----------   -----------    -----------    -----------

Balances as of
    December 31, 1998                 --             --        4,289,496         4,289      1,861,652          1,861

Exercise of stock options             --             --             --            --        1,248,910          1,249
Issuance of common stock
    in exchange for services          --             --             --            --           70,267             70
Repurchase of common
    stock                             --             --             --            --          (35,000)           (35)
Deferred stock-based
    compensation                      --             --             --            --             --             --
Amortization of deferred
    stock-based compensation          --             --             --            --             --             --
Net loss                              --             --             --            --             --             --

Accretion on redeemable
    preferred stock                   --             --             --            --             --             --
                               -----------    -----------    -----------   -----------    -----------    -----------

Balances as of
    December 31, 1999                 --      $      --        4,289,496   $     4,289      3,145,829    $     3,145
                               ===========    ===========    ===========   ===========    ===========    ===========

                                    ADDITIONAL
                                     PAID-IN                                        TOTAL
                                     CAPITAL        DEFERRED                        STOCK-
                                     (CAPITAL      STOCK-BASED    ACCUMULATED      HOLDERS'
                                     DEFICIT)     COMPENSATION      DEFICIT        DEFICIT
                                    -----------   -------------   ------------   -----------
Issuance of member units                   --             --             --          304,642
Net loss                                   --             --         (458,802)      (458,802)
                                    -----------    -----------    -----------    -----------
Balances as of
    December 31, 1997                      --             --         (458,802)      (154,160)

Conversion of member
    units to Series A
    preferred stock                     300,353           --             --             --
Transfer of accumulated
    deficit to additional
    paid-in capital in
    connection with
    termination of S
    corporation status                 (527,802)          --          527,802           --
Issuance of common
    stock to founders in
    exchange for services
    and accrued payroll
    obligations                         155,311           --             --          155,759
Issuance of common stock
    in exchange for services              5,955           --             --            6,413
Exercise of stock options                46,810           --             --           47,765
Net loss                                   --             --       (1,041,011)    (1,041,011)
                                    -----------    -----------    -----------    -----------

Balances as of
    December 31, 1998                   (19,373)          --         (972,011)      (985,234)

Exercise of stock options               116,406           --             --          117,655
Issuance of common stock
    in exchange for services          1,690,871       (731,250)          --          959,691
Repurchase of common
    stock                                (1,715)          --             --           (1,750)
Deferred stock-based
    compensation                     14,454,745    (14,454,745)          --             --
Amortization of deferred
    stock-based compensation               --        1,523,898           --        1,523,898
Net loss                                   --             --       (8,190,895)    (8,190,895)

Accretion on redeemable
    preferred stock                        --             --           (6,260)        (6,260)
                                    -----------    -----------    -----------    -----------

Balances as of
    December 31, 1999                16,240,934    (13,662,097)    (9,169,166)    (6,582,895)
                                    ===========    ===========    ===========    ===========

See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                            Statements of Cash Flows

                  Years ended December 31, 1997, 1998 and 1999


                                                                   1997         1998            1999
                                                              -----------    -----------     ----------
Cash flows from operating activities:
    Net loss                                                  $  (458,802)    (1,041,011)    (8,190,895)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Depreciation and amortization                             3,068         18,126         80,621
          Amortization of deferred stock-based compensation            --             --      1,523,898
          Common stock issued in exchange for services                 --         10,898        959,691
          Changes in operating assets and liabilities:
             Accounts receivable, net                             (26,813)       (59,269)         4,496
             Prepaid expenses                                        (405)           405        (82,213)
             Other assets                                          (2,000)         1,975         (1,004)
             Accounts payable and accrued liabilities             180,614         77,842        438,807
             Deferred revenue                                      39,930         67,028        380,667
                                                              -----------    -----------    -----------

                Net cash used in operating activities            (264,408)      (924,006)    (4,885,932)
                                                              -----------    -----------    -----------

Cash flows used in investing activities - acquisition of
    property and equipment                                        (12,963)       (72,631)      (204,433)
                                                              -----------    -----------    -----------

Cash flows from financing activities:
    Notes payable                                                      --        221,032        209,836
    Payments of note payable                                           --             --       (221,032)
    Repayment of capital leases                                        --             --        (34,088)
    Proceeds from issuance of members' capital                    304,642             --             --
    Proceeds from issuance of preferred stock                          --      1,377,347      6,984,987
    Proceeds from issuance of common stock                             --         47,765        117,655
    Repurchases of common stock                                        --             --         (1,750)
                                                              -----------    -----------    -----------

                Net cash provided by financing activities         304,642      1,646,144      7,055,608
                                                              -----------    -----------    -----------

Net increase in cash and cash equivalents                          27,271        649,507      1,965,243

Cash and cash equivalents at beginning of period                       --         27,271        676,778
                                                              -----------    -----------    -----------

Cash and cash equivalents at end of period                    $    27,271        676,778      2,642,021
                                                              ===========    ===========    ===========

Supplemental disclosure of cash flow information:
    Cash paid for interest                                    $        --          3,830         33,288
                                                              ===========    ===========    ===========

Non-cash investing and financing activities:
    Conversion of member units to series A preferred stock    $        --        304,642             --
                                                              ===========    ===========    ===========

    Forgiveness of payroll liability to founders              $        --        151,274             --
                                                              ===========    ===========    ===========

    Assets acquired under capital leases                      $        --             --        296,693
                                                              ===========    ===========    ===========

    Deferred stock-based compensation                         $        --             --     15,185,995
                                                              ===========    ===========    ===========

    Accretion on redeemable preferred stock                   $        --             --          6,260
                                                              ===========    ===========    ===========


See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999


(1)    THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    THE COMPANY

              The Company was established as a limited liability company (LLC) in June 1996 and changed its ownership structure to a C-corporation in March 1998. The Company was formed to address industry inefficiencies with identifying, qualifying and communicating with industrial suppliers worldwide. The Company develops high-end, interactive database products, services, and supply chain management tools for corporations and the industrial supplier communities that serve them. The Company leverages the Internet and established distribution channels to deliver information and tools worldwide to purchasing, engineering, design, and sourcing professionals.

       (b)    BASIS OF PRESENTATION

              The Company has incurred net losses and negative operating cash flows since inception that raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared contemplating the Company continuing in existence as a going concern. Continuation of the Company as a going concern is dependent on management's ability to obtain additional financing.

       (c)    CASH EQUIVALENTS

              All highly liquid financial instruments with remaining maturities of three months or less at the date of acquisition are considered cash equivalents. Cash equivalents are recorded at cost.

       (d)    PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the related asset's estimated useful life or the remaining lease term.

       (e)    ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

              The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. To date, the Company has made no adjustments to the carrying value of its long-lived assets.

       (f)    INCOME TAXES

              From inception to March 1998, the Company elected to be treated as a partnership. Accordingly, no provision for income taxes has been recognized in the accompanying financial statements through that date, as the net loss generated from the Company's operations through that date were "passed through" to the Company's then interest holders.

                                SUPPLYBASE, INC.

                         Notes to Financial Statements

                           December 31, 1998 and 1999



              Since March 1998, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (g)    REVENUE RECOGNITION

              Software license and database access fees are recognized over the economic life of the product technology as estimated by management, generally two years. Maintenance fees are recognized ratably over the term of the contract, generally one year. Revenues for web site directory development, for which payments are expected to be collectible, are recognized upon completion of the development. Revenues for advertising subscriptions are recognized ratably over the advertisement term, generally one year.

       (h)    CONCENTRATION OF CREDIT RISK

              Financial instruments potentially exposing the Company to a concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist of deposits with a major commercial bank and major commercial money market funds. The Company has not experienced any losses from write-offs of bad debt. One customer accounts for 44% and 33% of total accounts receivable as of December 31, 1998 and 1999, respectively. A second customer accounts for 17% and 23% of total accounts receivable as of December 31, 1998 and 1999, respectively. A third customer accounts for 25% of total accounts receivable on December 31, 1999. There were no receivables from this customer in December 31, 1998.

        (i)   USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                SUPPLYBASE, INC.

                         Notes to Financial Statements

                           December 31, 1998 and 1999




(2)    PROPERTY AND EQUIPMENT

       Property and equipment as of December 31, 1998 and 1999 consisted of the following:

                                                         1998           1999
                                                       --------       --------
Computer, office equipment and software                $ 58,902        312,080
Furniture and fixtures                                   26,692        209,251
Leasehold improvements                                       --         65,389
                                                       --------       --------

                                                         85,594        586,720

Less accumulated depreciation and amortization           21,194        101,815
                                                       --------       --------

                                                       $ 64,400        484,905
                                                       ========       ========


       As of December 31, 1999, the Company has assets on lease totaling $292,357 and the related accumulated amortization is $99,610.

(3)    CASH AND CASH EQUIVALENTS

       Cash and cash equivalents includes a restricted cash balance of $133,800 as of December 31, 1999. The cash is restricted by the bank which has issued a letter of credit to the lessor of the office premises. The lessor can revoke the letter of credit in the event of a default in rent, and the restriction lapses in July 2000.

(4)    COMMITMENTS

       (a) SHORT-TERM BORROWINGS

           In July 1998, the Company entered into a line of credit agreement with a bank for $400,000. Borrowings under the line of credit carry interest at prime rate plus 0.5% (8.5% as of December 31, 1999). During 1999, the line of credit was revised to $1,471,032. As of December 31, 1998 and 1999, the Company had $221,032 and $209,836
           outstanding against the line of credit. The weighted-average interest rate for the period the loan was outstanding was 9.25%. Outstanding balances are collateralized primarily with equipment and accounts receivable and are repayable in equal monthly installments by February 2001.

                                SUPPLYBASE, INC.

                         Notes to Financial Statements

                           December 31, 1998 and 1999




       (b) LEASE OBLIGATIONS

           The Company leases its facilities under a noncancelable operating lease and has acquired computers and other equipment through capital leases. In June 1999, the Company entered into a noncancelable operating lease for its facilities that extends through 2004. Future minimum lease payments for both operating and capital leases as of December 31, 1999 are as follows:

                                                         OPERATING         CAPITAL
                                                       -------------    -------------
Year ending December 31,
   2000                                                $     416,725          107,014
   2001                                                      416,325          110,410
   2002                                                      422,273           71,745
   2003                                                      428,220            3,396
   2004                                                      214,110               --
                                                       -------------    -------------
                                                       $   1,897,653          292,565
                                                       =============

Less amount representing interest (3.1%)                                      (29,960)
                                                                        -------------

Present value of minimum lease payments                                       262,605

Less amounts due within one year                                               95,936
                                                                        -------------

                                                                        $     166,669
                                                                        =============


              Rent expense for the years ended December 31, 1998 and 1999 was approximately $37,000 and $292,000, respectively.

(5)    MEMBERS' CAPITAL

       In March 1998, the Company changed its legal form from a limited liability corporation (LLC) to a C corporation. Thereupon, the holders of membership interests in the former LLC exchanged those interests for 4,289,496 shares of Series A preferred stock in the newly created C corporation.

(6)    STOCKHOLDERS' DEFICIT

       (A)    PREFERRED STOCK

              As of December 31, 1999, preferred stock consisted of the following:

                                                          SHARES ISSUED
                                       SHARES                  AND
                                     AUTHORIZED            OUTSTANDING
                                     ----------           ------------
            Series A                  4,289,496              4,289,496
            Series B                  3,076,461              2,963,830
            Series C                  5,500,000              4,676,667
                                     ----------           ------------
                                     12,865,957             11,929,993
                                     ==========           ============

                                SUPPLYBASE, INC.

                         Notes to Financial Statements

                           December 31, 1998 and 1999


         The rights, preferences, and privileges of the holders of preferred stock are as follows:

          o The Company shall be obligated to redeem Series B and Series C preferred stock at the original price of issuance at any time after March 19, 2004, at the option of the holders of 65% or more of the Series B and C preferred stockholders voting together as a single class or in the event that any other capital stock of the Company is to be redeemed for any reason.

          o The holders of Series B and C preferred stock are entitled to noncumulative dividends in preference to common stock and Series A, if and when declared by the Board of Directors, of $0.047 and $0.015 per share, respectively. Holders of Series A are entitled to dividend in preference to common stock at $0.075 per share after the Series B and C shares dividend has been paid.

          o Shares of preferred stock are convertible to common stock at any time at the rate of one share of common stock for each share of preferred stock. The preferred stock automatically converts to common stock upon the closing of an underwritten public offering of the Company's common stock.

          o Shares of Series B and C preferred stock have a liquidation preference of $0.47 and $1.50 per share, respectively, plus any declared and unpaid dividends. Upon the distribution as required above, the remaining assets of the Company would be distributed among the holders of Series A, B, C and common stock pro rata based on the number of shares of $0.25 common stock held by each (assuming full conversion) until holders of Series B and C have received an aggregate of $1.645 and $5.25, respectively. The holders of Series A and common stock would receive the remainder of the assets on a pro rata basis.

          o The preferred stock votes equally with shares of common stock on an "as if converted" basis.

     No dividends have been declared or paid on the preferred stock or common stock since inception of the Company.

(b)  COMMON STOCK

     In 1998, the Company issued 448,498 shares of restricted common stock to its founders in exchange for past services valued as $155,759. As of the issuance date, 33% of the shares were not subject to repurchase. The remaining shares will be released from the repurchase option ratably over 48 months. As of December 31, 1999, the Company has the right to repurchase 181,548 shares of common stock at a weighted-average price of $0.25 per share.

     The Company issued 70,267 shares of common stock to consultants in exchange for certain services received by the Company in 1999. The Company has recorded compensation expense for these shares based on the fair value of the shares at the date of issuance. In total, approximately $1.7 million was recorded as compensation expenses related to the issuance of these shares.

                                SUPPLYBASE, INC.

                         Notes to Financial Statements

                           December 31, 1998 and 1999





       (c)    STOCK OPTION PLAN

              As of December 31, 1999, a total of 5,000,788 shares of common stock were authorized for issuance under the 1998 (3,287,499 shares) and 1999 (1,713,289 shares) Stock Option Plans (the Plans). Options may be granted at an exercise price not less than 100% of the fair market value at the grant date, as determined by the Board of Directors, for incentive stock options, and 85% of fair market value at the grant date for nonqualified stock options. All options are granted at the discretion of the Company's Board of Directors and have a term no greater than 10 years from the date of grant. Options issued generally vest 25% one year after the vesting commencement date and ratably over the following 36 months.

              A summary of stock option activity is as of follows:

                                                              1998                          1999
                                                -----------------------------   -----------------------------
                                                                   WEIGHTED-                       WEIGHTED-
                                                                   AVERAGE                         AVERAGE
                                                                   EXERCISE                        EXERCISE
            OPTIONS                                 SHARES          PRICE          SHARES           PRICE
-------------------------------------------     -------------   -------------   -------------   -------------
Shares under options outstanding at
    beginning of year                                      --   $          --         563,910   $        0.05
Granted                                             1,519,210            0.05       1,912,700            0.15
Exercised                                             955,300            0.05       1,248,910            0.10
Canceled                                                   --              --         322,000            0.15
                                                -------------   -------------   -------------   -------------

Shares under options outstanding at end
    of year                                           563,910            0.05         905,700            0.15
                                                =============                   =============

Options vested at end of year                              --                          90,030
                                                =============                   =============
Weighted-average fair value of options
    granted during the year at fair value                       $        0.06                   $        0.06
                                                                =============                   =============

Weighted-average fair value of options
    granted during the year at below fair
    value                                                       $          --                   $        6.63
                                                                =============                   =============


     The following table summarizes information about stock options outstanding as of December 31, 1999:

                                OUTSTANDING
           ----------------------------------------------------
                                                   WEIGHTED-
                                                    AVERAGE
                                                   REMAINING
              EXERCISE            NUMBER          CONTRACTUAL        NUMBER
               PRICE           OUTSTANDING           LIFE            VESTED
           --------------    ---------------    ---------------    ----------
           $         0.15            905,700               9.66        90,030


     As of December 31, 1999, the Company has the right to repurchase 1,638,168 shares of common stock related to the early exercise of options at a weighted-average exercise price of $0.07 per share.





                                      F-11                          (Continued)

                                SUPPLYBASE, INC.

                         Notes to Financial Statements

                           December 31, 1998 and 1999


     The Company uses the intrinsic value method to account for the Plans. Accordingly, compensation cost has been recognized for its stock options in the accompanying financial statements if, on the date of grant, the estimated fair value of the underlying common stock exceeded the exercise price of the stock options at the date of grant. In connection with options granted in fiscal year 1999, the Company has recorded deferred stock-based compensation of $14.5 million, representing the difference between the exercise price and the estimated fair value of the Company's common stock at the date of grant. The amount is being amortized on a straight-line basis over the vesting period of the individual options. Amortization of deferred stock-based compensation of approximately $1.5 million was recognized during 1999.

     Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value approach set forth in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net loss for the years ended December 31, 1997, 1998 and 1999 would not have differed materially.

     The fair value of options granted during the years ended December 31, 1997, 1998 and 1999, is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield, 0% volatility, risk-free interest rates ranging from 5.6% to 6.5% and an expected life of 5 years.

(7)  INCOME TAXES

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1999, is presented below:

Deferred tax assets:
    Accrued expenses                                                  $      37,641
    Start-up and organization costs capitalized for tax                       1,176
    Net operating loss compensation                                       2,497,136
    Stock option compensation                                               216,828
    Tax credits                                                             186,791
    Federal depreciation less than book                                       3,423
                                                                      -------------
              Gross deferred tax assets                                   2,942,995

    Valuation allowance                                                  (2,942,995)
                                                                      -------------

              Net deferred tax assets                                 $          --
                                                                      =============


     Deferred tax assets as of December 31, 1999, consisted primarily of net operating loss carryforwards of $6,269,000 for deferred tax purposes. The gross deferred tax asset are fully offset by a valuation allowance.

     Federal and California tax law impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined if an ownership change has occurred. If such an ownership change has occurred, utilization of the net operating loss carryforwards will be subject to an annual limitation in future years.





                                      F-12                          (Continued)

                                SUPPLYBASE, INC.

                          Notes to Financial Statements

                           December 31, 1998 and 1999




(8)  RELATED PARTY TRANSACTIONS

     During 1999, the Company rendered services to Flextronics International which held 531,915 shares of Preferred Series B and 255,013 shares of Preferred Series C stock of the Company. The sales during the year ended December 31, 1999 aggregated to $98,000 and the Company had a receivable from Flextronics International on December 31, 1999 of $30,000.

(9)  EMPLOYEE BENEFIT PLANS

     The Company has an employee savings and retirement plan under Section 401(k) of the Internal Revenue Code for its eligible employees (the Benefit
     Plan). The Benefit Plan is available to all domestic employees who meet minimum age and service requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 20% of their salary, subject to certain limitations. The Benefit Plan allows for contributions by the Company at the discretion of the Company's Board of Directors. The Company has not contributed to the Benefit Plan since its inception. The participants' contribution in 1999 was $131,151.

(10) SUBSEQUENT EVENT

     The Company has signed a definitive merger agreement with i2 Technologies, Inc. (i2) on March 12, 2000, whereby i2 will acquire Supplybase for 1,875,000 shares of i2 common stock. The merger is expected to be completed by April 30, 2000 and will be accounted for as a purchase transaction by i2.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         On March 12, 2000, i2 entered into a definitive agreement to acquire SupplyBase in a transaction to be accounted for as a purchase. This transaction was completed on April 28, 2000. Under the agreement, i2 acquired all of the outstanding capital stock of SupplyBase and assumed all outstanding options and warrants of SupplyBase in exchange for approximately 1.8 million shares of i2 common stock and stock options valued at approximately $347 million, including acquisition expenses.

         The following unaudited pro forma combined financial statements of i2 give effect to i2's acquisition of SupplyBase accounted for under the purchase method of accounting. This information is based on preliminary valuations of the fair market value of assets and liabilities acquired and the estimated useful lives of intangible assets acquired in the transaction and is subject to change pending finalization of the valuations.

         The unaudited pro forma combined balance sheet of i2 assumes that the acquisition of SupplyBase took place on December 31, 1999, and combines i2's historical consolidated balance sheet as of December 31, 1999 with SupplyBase's historical balance sheet as of December 31, 1999, before pro forma adjustments. The unaudited pro forma combined statement of operations assumes that i2's acquisition of SupplyBase took place as of January 1, 1999 and combines i2's historical consolidated statement of operations for the year ended December 31, 1999 with SupplyBase's historical statement of operations for the year ended December 31, 1999, before pro forma adjustments.

         The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the acquired assets or companies been operated as a single entity during the period presented. The pro forma adjustments are based on estimates, available information and various assumptions and may be revised as additional information becomes available. The unaudited pro forma combined financial statements as of and for the year ended December 31, 1999 and including notes should be read in conjunction with the other financial statements and notes thereto included elsewhere or incorporated by reference in this current report.

         i2 estimates that it will incur approximately $2 million in connection with its acquisition of SupplyBase, which will be capitalized as part of the purchase price in such transactions and amortized over three years. The transaction costs consist of fees for investment bankers, attorneys, accountants, financial printing costs and other related charges. i2 cannot assure you that it will not incur additional charges in subsequent quarters to reflect costs associated with the completed acquisition.

                               i2 AND SUPPLYBASE
    TABLE OF CONTENTS FOR UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



                                                                      Page
                                                                      ----
Balance sheet as of December 31, 1999                                 F-1
Statement of operations for the year ended December 31, 1999          F-2
Notes to unaudited financial statements                               F-3

                                i2 AND SUPPLYBASE
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                           PRO FORMA         PRO FORMA
                                                              i2           SUPPLYBASE     ADJUSTMENTS         COMBINED
                                                         -------------   -------------   -------------      -------------
ASSETS
Current assets:

    Cash and cash equivalents..........................  $     454,585   $       2,642   $        (210)(e)  $     457,017
    Short-term investments.............................        124,806              --              --            124,806
    Accounts receivable................................        157,586              82              --            157,668
    Prepaids and other current assets..................         10,607              83              --             10,690
    Deferred income taxes..............................         15,868              --              --             15,868
                                                         -------------   -------------   -------------      -------------
       Total current assets............................        763,452           2,807            (210)           766,049
Furniture and equipment, net...........................         50,483             485              --             50,968
Deferred income taxes and other assets.................         33,627              --              --             33,627
Goodwill and intangible assets.........................         13,987              --           5,850 (f)        359,103
                                                                    --              --         339,266 (a)             --
                                                         -------------   -------------   -------------      -------------
       Total assets....................................  $     861,549   $       3,292   $     344,906      $   1,209,747
                                                         =============   =============   =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable...................................  $      20,039   $         218   $          --      $      20,257
    Accrued liabilities................................         40,803             328           2,000 (b)         43,131
    Accrued compensation and related expenses..........         40,443              --              --             40,443
    Short-term debt....................................             --             295            (200)(e)             95
    Deferred revenue...................................         72,617             488              --             73,105
    Income taxes payable...............................          4,511              --              --              4,511
                                                         -------------   -------------   -------------      -------------
       Total current liabilities.......................        178,413           1,329           1,800            181,542
Deferred income taxes..................................            968              --           5,850 (f)          6,818
Long-term debt.........................................        350,000             177             (10)(e)        350,167
                                                         -------------   -------------   -------------      -------------
       Total liabilities...............................        529,381           1,506           7,640            538,527
                                                         -------------   -------------   -------------      -------------

Commitments and contingencies
Stockholders' equity:
    Preferred stock....................................             --           8,373          (8,373)(c)             --
    Common stock.......................................             39               3              (3)(c)             39
    Additional paid-in capital.........................        297,879           2,579          (2,579)(c)        297,879
                                                                    --              --         345,452 (d)        345,452
    Accumulated other comprehensive loss...............         (4,126)             --              -- (c)         (4,126)
    Retained earnings..................................         38,376          (9,169)          9,169 (c)         31,976
                                                                    --              --          (6,400)(c)             --
                                                         -------------   -------------   -------------      -------------
       Total stockholders' equity......................        332,168           1,786         337,266            671,220
                                                         -------------   -------------   -------------      -------------

       Total liabilities and stockholders' equity......  $     861,549   $       3,292   $     344,906      $   1,209,747
                                                         =============   =============   =============      =============






See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                                i2 AND SUPPLYBASE
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   PRO FORMA       PRO FORMA
                                                                            i2       SUPPLYBASE   ADJUSTMENTS      COMBINED
                                                                        ----------   ----------   -----------     ----------
Revenues:
       Software licenses..............................................  $  352,597   $       47   $       --      $  352,644
       Services.......................................................     147,893          200           --         148,093
       Maintenance....................................................      70,620           26           --          70,646
                                                                        ----------   ----------   ----------      ----------
                 Total revenues.......................................     571,110          273           --         571,383

Costs and expenses:
       Cost of software licenses......................................      17,981           18   $       --          17,999
       Cost of services and maintenance...............................     125,934           98           --         126,032
       Sales and marketing............................................     194,752        2,784         (491)(h)     197,045
       Research and development.......................................     132,278        1,951         (401)(h)     133,828
       General and administrative.....................................      53,188        3,764         (631)(h)      56,321
       Amortization of goodwill and intangible assets.................          --           --      113,739 (g)     113,739
                                                                                --           --        1,950 (i)       1,950
       In-process research and development and acquisition-related
          expenses....................................................       6,552           --           --           6,552
                                                                        ----------   ----------   ----------      ----------
                 Total costs and expenses.............................     530,685        8,615      114,166         653,466
                                                                        ----------   ----------   ----------      ----------

Operating income......................................................      40,425       (8,342)    (114,166)        (82,083)
Other income, net.....................................................       7,642          151                        7,793
                                                                        ----------   ----------   ----------      ----------
Income before income taxes............................................      48,067       (8,191)    (114,166)        (74,290)

Provision for income taxes............................................      24,552           --       (1,950)(i)      22,602
                                                                        ----------   ----------   ----------      ----------
Net income (loss).....................................................  $   23,515   $   (8,191)  $ (112,216)     $  (96,892)
                                                                        ==========   ==========   ==========      ==========

Net income (loss) per share...........................................  $     0.16   $       --   $       --      $    (0.64)
                                                                        ==========   ==========   ==========      ==========
Net income (loss) per share, assuming dilution........................  $     0.14   $       --   $       --      $    (0.64)
                                                                        ==========   ==========   ==========      ==========
Weighted average common shares outstanding............................     150,419           --                      151,849
Weighted average common shares outstanding, assuming dilution.........     167,839           --                      151,849

Comprehensive income:
       Net income.....................................................  $   23,515   $   (8,191)  $ (112,216)     $  (96,892)
       Foreign currency translation adjustments, and stock accretion
          net of income tax...........................................      (3,293)          (6)                      (3,299)
                                                                        ----------   ----------   ----------      ----------

Total comprehensive income............................................  $   20,222   $   (8,197)  $ (112,216)     $ (100,191)
                                                                        ==========   ==========   ==========      ==========


See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                                i2 AND SUPPLYBASE
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



The total purchase price of SupplyBase reflects the issuance of approximately 1,826 million shares of i2 common stock and assuming options and warrants. The total purchase price was determined as follows (in thousands):

Value of i2 common stock                              $  345,452
Other direct acquisition expenses                          2,000
                                                      ----------
                                                      $  347,452
                                                      ==========

The valuation of the i2 common stock is based on its weighted average closing price three days prior to and three days following the announcement of the acquisition.

The total purchase price of the SupplyBase acquisition has been allocated to acquired assets based on estimates of their fair value. The purchase price of approximately $347.5 million has been assigned to the assets acquired as follows (in thousands):

Tangible net liabilities assumed                      $       1,786
Acquired in process research and development                  6,400
Acquired developed technology                                 2,700
Content database                                             11,700
Assembled workforce                                           1,200
Goodwill                                                    323,666
                                                      -------------
                                                      $     347,452
                                                      =============


Pro Forma Condensed Consolidated Balance Sheet


     (a)  To reflect the allocation of the purchase price to intangible assets.

     (b) To reflect the capitalization of direct expenses incurred as a result of the acquisition.

     (c) To reflect the elimination of SupplyBase stockholders' equity upon consolidation with i2 Technologies and to adjust for in process research and development.

     (d)  To reflect the common stock issued to SupplyBase.

     (e) To reflect the payoff of the lines-of-credit of SupplyBase after acquisition.

     (f) To reflect the goodwill and deferred tax liabilities related to the $15.6 million of non-deductible intangible assets, excluding goodwill, in the table above based on an effective tax rate of 37.5%.

Pro Forma Condensed Consolidated Income Statement


     (g) The adjustment to the pro forma combined condensed statement of operations for the year ended December 31, 1999 assumes the acquisition occurred as of January 1, and reflects the $113.7 million amortization of intangible assets for the period ending 12/31/99. The intangible assets will be amortized ratably over the estimated life of the asset not to exceed three years. The assets are amortized as follows:


                                     Yrs           Yearly Amortization
                                    -----          -------------------
Acquired developed technology         2                       1,350
Content database                      3                       3,900
Assembled workforce                   2                         600
Goodwill                              3                     107,889
                                                      -------------
                                                      $     113,739
                                                      =============

     (h) To reflect the reversal of stock compensation charges for SupplyBase stock options granted below fair market value.

     (i) To reflect the amortization of the deferred tax liabilities recorded for non-deductible intangible assets acquired.

                                  EXHIBIT INDEX

Exhibit
Number
-------
  2.1     Agreement and Plan of Merger and Reorganization, dated March 12,
          2000, by and among i2 Technologies, Inc., Starfish Merger Corp.
          and SupplyBase, Inc.

  23.1 Consent of Arthur Andersen LLP with respect to the Registrant's financial statements

  23.2    Consent of KPMG LLP with respect to SupplyBase's financial statements

  99.1 Press Release of i2 dated May 3, 2000 (announcing the completion of the Merger)